Exhibit 23.1

Williams & Webster, P.S.
Certified Publics Accountants & Business Consultants

Board of Directors
Plasmet Corporation
Richland, Washington

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated May 30, 2008, on the financial statements of Plasmet Corporation as of December 31, 2007, and for the period from January 9, 2007 (Inception) through December 31, 2007, and the inclusion of our name under the heading "Experts" in the Form S-1/A-1 Registration Statement filed with the Securities and Exchange Commission.

WILLIAMS & WEBSTER, P.S.

Williams & Webster, P.S.
Certified Public Accountants
Spokane, Washington

February 11, 2009

Bank of America Financial Center 601 W. Riverside. Suite 1940, Spokane, WA 99201 Phone (509) 838-5111 Fax (509) 838-5114		Center for Public Company Audit Finns Private Companies Practice SectionAICPA. WSCPA
williams-webster.com